Item 77c


Special Meeting of Shareholders of PNC Funds, Inc. on behalf of
Equity Income Fund, Equity Growth Fund and Growth & Income Fund held on October 31, 2008. Matters voted on were as follows:

- Agreement and Plan of Reorganization between PNC Funds,
Inc., on behalf of the PNC Equity Growth Fund, and BlackRock
Funds, on behalf of the BlackRock Capital Appreciation Portfolio

For Equity Growth Fund

1,958,594    votes were cast "FOR" said resolution and
13           votes were cast "AGAINST" said resolution.
0            shares "ABSTAINED" from voting.

- Agreement and Plan of Reorganization between PNC Funds, Inc., on behalf of the PNC Equity Income Fund, and BlackRock Equity
Dividend Fund

For Equity Income Fund

7,861,229    votes were cast "FOR" said resolution and
351          votes were cast "AGAINST" said resolution.
93           shares "ABSTAINED" from voting.

- Agreement and Plan of Reorganization between PNC Funds, Inc., on behalf of the PNC Growth & Income Fund, and BlackRock Large
Cap Series Funds, Inc., on behalf of the BlackRock Large Cap
Core Fund

For Growth & Income Fund

8,057,004    votes were cast "FOR" said resolution and
88,148       votes were cast "AGAINST" said resolution.
35,275       shares "ABSTAINED" from voting.


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Special Meeting of Shareholders of PNC Funds, Inc. on behalf of
International Equity Fund held on October 30, 2008. Matter voted on was as follows:

- new Sub-Advisory Agreement between PNC Capital Advisors, Inc. and GE Asset Management, Incorporated

24,906,775   votes were cast "FOR" said resolution and
14,778       votes were cast "AGAINST" said resolution.
5,786        shares "ABSTAINED" from voting.